CIRCUIT CITY STORES, INC. REPORTS FOURTH QUARTER
                          AND FISCAL YEAR 2003 RESULTS


Richmond, Va., April 2, 2003 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the fourth quarter and fiscal year ended February 28, 2003.

FOURTH  QUARTER  AND FISCAL YEAR 2003  RESULTS
Sales
Total sales for the fourth quarter ended February 28, 2003, decreased 5 percent to $3.19 billion from $3.36 billion in the fourth quarter ended February 28, 2002. Comparable store sales decreased 6 percent. For the fiscal year, total sales increased 5 percent to $9.95 billion from $9.52 billion in fiscal 2002. Comparable store sales increased 4 percent for the fiscal year.

Earnings Per Share from Continuing Operations

                                               Three Months Ended                   Fiscal Year Ended
                                                   February 28                         February 28
                                          ------------------------------      ------------------------------
                                                2003          2002                 2003           2002
                                          -------------  -------------        ------------  -------------
Before net costs related to the
   change in compensation
   structure, remodel and
   relocation expenses and
   appliance exit costs............           $0.40          $0.70                $0.37          $0.71
Change in compensation
   structure:
      Severance costs..............           (0.04)            --                (0.04)            --
      Other costs..................           (0.01)            --                (0.01)            --
      Payroll savings..............            0.02             --                 0.02             --
Remodel and relocation
   expenses........................           (0.01)            --                (0.14)         (0.06)
Appliance exit costs...............              --          (0.03)                  --          (0.03)
                                              -------------- -----                -------------- -----
Earnings from continuing
   operations......................           $0.36          $0.67                $0.20          $0.62
                                              =====          =====                =====          =====


Continuing Operations
Earnings from continuing operations totaled $75.3 million, or 36 cents per share, in the fourth quarter ended February 28, 2003, compared with earnings of $140.9 million, or 67 cents per share, in the fourth quarter of fiscal 2002. For the year, earnings from continuing operations totaled $41.6 million, or 20 cents per share, in fiscal 2003 compared with earnings of $128.0 million, or 62 cents per share, in fiscal 2002. All per share amounts are presented on a diluted basis.

Results for the fourth quarter and fiscal year ended February 28, 2003, included costs associated with the previously announced change in compensation structure and costs for remodeling and relocating Circuit City Superstores. Here and elsewhere in this release, information that includes and excludes individual cost items is presented to provide greater understanding of the effects of these items on the company's operating performance. Costs associated with the compensation change, implemented on February 6, 2003, reduced fourth quarter and fiscal 2003 earnings by a net of $10.0 million, or 3 cents per share. Net costs related to the compensation change included severance costs of $14.2 million, or 4 cents per share, and other costs of $1.6 million, or 1 cent per share, offset in part by fourth quarter payroll savings of $5.8 million, or 2 cents per share. Remodel and relocation expenses totaled $2.7 million, or 1 cent per share, in the fourth quarter of fiscal 2003 and included costs related to the relocation of two Superstores and accelerated depreciation on assets planned to be remodeled or relocated in fiscal 2004. For the full year, remodel and relocation expenses totaled $47.9 million, or 14 cents per share, and included costs related to the completion of approximately 300 video department remodels and full-store lighting upgrades and the relocation of 11 Superstores. Excluding the costs of remodels, relocations and the compensation structure change, earnings from continuing operations were $83.2 million, or 40 cents per share, in the fourth quarter of fiscal 2003 and $77.5 million, or 37 cents per share, for the fiscal year.

Results for the fourth quarter and fiscal year ended February 28, 2002, included expenses associated with the exit from the appliance business and remodels and relocations. Fourth quarter and fiscal 2002 results reflect additional lease termination costs of $10.0 million, or 3 cents per share, related to the exit from the appliance business. Remodel and relocation expenses were $1.3 million, or less than 1 cent per share, in the fourth quarter of fiscal 2002. For the year, fiscal 2002 remodel and relocation expenses totaled $19.3 million, or 6 cents per share, and included costs related to 24 full-store remodels and eight relocations. Excluding remodel, relocation and appliance exit costs, earnings from continuing operations were $147.9 million, or 70 cents per share, in the fourth quarter of fiscal 2002, and $146.2 million, or 71 cents per share, for the fiscal year.

Discontinued  Operations
As previously announced, on October 1, 2002, the CarMax auto superstore business was separated from the Circuit City consumer electronics business through a tax-free transaction in which CarMax, Inc., formerly a wholly owned subsidiary of Circuit City Stores, Inc., became an independent, separately traded public company. Prior to the separation date, CarMax earnings were allocated to the company's Circuit City Group and CarMax Group common stocks. Circuit City Group earnings included earnings attributed to the CarMax Group shares reserved for the Circuit City Group or for issuance to Circuit City Group shareholders. CarMax Group earnings reflected the remainder of the earnings of the CarMax business. All CarMax results for periods prior to the separation date are presented as results from discontinued operations.

For the quarter ended February 28, 2002, earnings from the discontinued CarMax operations were $18.4 million. For the fiscal year ended February 28, 2003, net earnings from discontinued CarMax operations totaled $64.5 million, and for the fiscal year ended February 28, 2002, earnings from the discontinued CarMax operations totaled $90.8 million.

BUSINESS PERFORMANCE REVIEW
"Our fiscal 2003 sales reflect the benefits of traffic-driving initiatives and strategic merchandising shifts," said W. Alan McCollough, chairman, president and chief executive officer of Circuit City Stores, Inc. "However, we faced declining average retails across many product categories throughout the year and, in the fourth quarter, significantly tougher comparisons against the previous year's results as well as lingering economic and national security concerns.

"Sales of big-screen televisions, particularly digital televisions, were strong across the course of the year, re-emphasizing the importance of new video display technologies and the exceptional service we can deliver in the more complex categories," said McCollough. "Sales of entertainment software, particularly DVD movies and video games, also were consistently strong throughout the year, reflecting the success of our traffic-driving initiatives. We also saw strong fourth quarter sales growth in portable audio products and mobile electronics. Sales of digital satellite systems and wireless phones, which carry higher-than-average gross profit margins, declined in the second half of the year. Personal computer sales improvements were driven in the first half of the year by strong sales of notebook computers and a more competitive promotional stance compared with fiscal 2002. However, as we anniversaried the strong notebook trends and as both notebook and desktop average retail prices continued to decline, the personal computer sales pace slowed in the fourth quarter."

The percentage of sales  represented by extended  warranty  revenues declined to
3.1 percent in the fourth quarter of fiscal 2003 compared with 3.6 percent in the fourth quarter of fiscal 2002. The fiscal 2003 extended warranty sales were adversely affected by the increased sales mix of products with low extended warranty penetration rates, such as entertainment software and entry-level products, as well as the decline in sales of personal computers, which typically have higher extended warranty penetration rates. In addition, sales of extended warranties dipped in the days immediately following the change in compensation, before returning in March to pre-change levels. For the full year, extended warranty sales were 3.6 percent of sales in fiscal 2003 compared with 3.9 percent in fiscal 2002.


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


Gross Profit

                                        Three Months Ended                           Fiscal Year Ended
                                            February 28                                 February 28
                                ------------------------------------     ------------------------------------------
($ amounts in millions)                 2003                2002                       2003                2002
                                   --------------       ------------              -------------        -----------
                                  $        %          $         %             $         %         $            %
                                ------   -----      ------    -----       --------    -----    --------     -------
Before appliance exit costs...  $763.0   23.9%      $827.9    24.6%       $2,350.3    23.6%    $2,338.0      24.6%
Appliance exit costs..........      --     --        (10.0)   (0.3)             --      --        (10.0)     (0.1)
                                ------   -----      ------    ------       -------    -----    ---------    -------
Total.........................  $763.0   23.9%      $817.9    24.3%       $2,350.3    23.6%    $2,328.0      24.5%
                                ======   =====      ======    =====       ========    =====    ========      =====

The gross profit margin was 23.9 percent in the fourth quarter of fiscal 2003, compared with 24.3 percent in the corresponding period of fiscal 2002. In the fourth quarter of fiscal 2002, Circuit City increased its liability for lease termination costs related to the exit from the appliance business by $10.0 million. These costs related to distribution and service centers closed as a part of that exit. Excluding the impact of these costs, the gross profit margin was 24.6 percent in the fourth quarter of fiscal 2002. For the year, the gross profit margin declined to 23.6 percent in fiscal 2003 compared with 24.5 percent in fiscal 2002.

"The decrease in fourth quarter gross profit margin reflects changes in merchandise mix and a more promotional pricing environment," said McCollough. "Weaker sales of wireless communications, digital satellite systems and extended warranties and stronger sales of entertainment software and other traffic-driving items contributed to the reduced gross margins. The gross margin decline was offset in part by solid sales growth of fully featured products such as big-screen televisions."

Finance Operation
Pretax profits generated by the company's finance operation were $7.7 million in the fourth quarter ended February 28, 2003, compared with $34.0 million in the fourth quarter of fiscal 2002. For the full year, the finance operation generated pretax profits of $62.4 million in fiscal 2003 versus $106.2 million in fiscal 2002. A decrease in net cash collections resulting from increased defaults and a reduced yield from the bankcard portfolio adversely impacted the finance operation's fourth quarter earnings. Higher marketing expenses were the largest contributor to an $11.1 million increase in the finance operation's operating expenses in the fourth quarter of fiscal 2003 compared with the fourth quarter of fiscal 2002.

Changes in the fair value of the interest-only strips and other retained interests in securitized receivables reduced pretax earnings by $3.0 million in the fourth quarter of fiscal 2003, compared with a $1.1 million gain in the fourth quarter of fiscal 2002. During the fourth quarter of fiscal 2003, the company began selling private-label receivables to the securitization trust at a discount, resulting in an increase in interest-only strips and a corresponding decrease in cash proceeds.

The total retained interest in securitized receivables increased to $560.2 million at February 28, 2003, from $394.5 million at February 28, 2002. The increase reflects the required holding of duplicate collateral during the controlled accumulation period on the company's largest outstanding public securitization, as well as the 21 percent increase in total outstanding private-label credit card receivables. The duplicate collateral requirement, which totaled approximately $100 million at February 28, 2003, terminated in March 2003, when the underlying public securitization matured.

Selling, General and Administrative Expenses

                                          Three Months Ended                           Fiscal Year Ended
                                              February 28                                 February 28
                                 --------------------------------------    -------------------------------------------
($ amounts in millions)                 2003               2002                      2003                 2002
                                  --------------       ------------           ------------------    ----------------
                                    $       %           $       %               $          %           $          %
Before net costs related to
the
   change in compensation
   structure and remodel and      $636.1   19.9%      $622.9  18.6%          $2,286.7    23.0%      $2,207.6     23.2%
   relocation expenses.........
 Change in compensation
   structure:
      Severance costs..........     14.2    0.4           --    --               14.2     0.1             --       --
      Other costs..............      1.6    0.1           --    --                1.6      --             --       --
      Payroll savings..........     (5.8)  (0.2)          --    --               (5.8)     --             --       --
Remodel and relocation
   expenses....................      2.7    0.1          1.3    --               47.9     0.5           19.3      0.2
                                  ------  ------      ------  -----          --------  ------      ---------    -----
Total..........................   $648.8   20.3%      $624.2  18.6%          $2,344.6    23.6%      $2,226.9     23.4%
                                  ======  =====       ======  =====          ========   =====       ========    =====

The expense ratio increased to 20.3 percent in the fourth quarter ended February 28, 2003, from 18.6 percent in the fourth quarter of fiscal 2002. The decrease in sales, $2.7 million of remodel and relocation costs and the $10.0 million of net costs related to the change in compensation structure contributed to the higher expense ratio in the fourth quarter of fiscal 2003. Excluding the costs of remodels, relocations and the compensation structure change, the expense ratio was 19.9 percent in the fourth quarter of fiscal 2003 compared with 18.6 percent in the fourth quarter of fiscal 2002.

For the year,  the expense  ratio  increased to 23.6 percent in fiscal 2003 from
23.4 percent in fiscal 2002, reflecting an increase in remodel and relocation expenses and the net cost of the compensation change. The fiscal 2003 expenses include $47.9 million of remodel and relocation costs compared with $19.3 million of remodel and relocation costs in fiscal 2002. Excluding the costs for remodels, relocation and the compensation structure change, the expense ratio declined to 23.0 percent in fiscal 2003 from 23.2 percent in fiscal 2002, reflecting reduced costs and the leverage from increased comparable store sales. For the year, advertising expense was $345.1 million, or 3.5 percent of sales, in fiscal 2003 compared with $362.0 million, or 3.8 percent of sales, in fiscal 2002.

The company adopted the provisions of Emerging Issues Task Force No. 02-16, "Accounting by a Reseller for Cash Consideration Received from a Vendor," in the fourth quarter of fiscal 2003. As the company's policies already were consistent with those of EITF 02-16, the adoption of this standard did not have a material impact on the company's financial position, results of operations or cash flows.

Cash and Working Capital
As of February 28, 2003, the company had cash and cash equivalents of $884.7 million, up nearly $450 million from the seasonally low third quarter balance, but lower than the $1.25 billion reported at February 28, 2002. The lower year-over-year cash balance reflects higher year-end inventories, the increase in the retained interest in securitized receivables and a $43 million fourth quarter supplemental cash contribution to the pension plan. This contribution, which did not affect fourth quarter earnings, maintained the pension plan's funded status at a level similar to fiscal 2002.

Stock Buyback
Circuit City announced in early January that the company's board of directors had authorized the repurchase of up to $200 million of the company's common stock. "We began repurchasing stock in the open market on March 10. To date, we have repurchased approximately 2.7 million shares," said McCollough. "Further disclosures of stock repurchases will be made through our regularly scheduled earnings releases and filings with the Securities and Exchange Commission."

Looking Forward
"As we enter fiscal 2004, we are committed to making Circuit City the best place to find consumer electronics solutions," said McCollough. "We remain focused on the customer and on creating contemporary store environments that enable our customers to both learn more about complex and newer technologies and browse for commodity and self-serve merchandise. Improving our store base as well as simplifying all aspects of our business will remain top priorities as we progress in fiscal 2004. We anticipate that the changes we have made in the areas of store design, merchandising, marketing and our sales force initiatives will drive traffic in the upcoming year. Over the long term, we are committed to growing our market share and effectively managing our cost structure.

"Near term, we have seen a softening in our business, coincident with the onset of the war with Iraq," said McCollough. "We believe the softening reflects consumer preoccupation with geopolitical events. It is too early, however, to understand the impact these events may have on results for the first quarter. We anticipate the finance operation's first quarter results will be affected by increased valuation reserves related to anticipated increases in subordination levels and longer durations related to new multi-year public securitizations."

CONFERENCE CALL INFORMATION
Circuit City will host a conference call for investors today, April 2, 2003, at 11:00 a.m. ET to discuss fourth quarter and fiscal year results. Domestic investors may access the call at 1-800-299-0148 (passcode: Circuit City). International investors should dial 1-617-801-9711 (passcode: Circuit City). A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com or at www.streetevents.com.

A replay of the call will be available beginning at approximately 1:00 p.m. ET today and will run through midnight, April 9, 2003. Domestic investors may access the recording at 1-888-286-8010, and international investors should dial 1-617-801-6888. The access code for the replay is 6064766. A replay of the call also will be available on the Circuit City investor information home page or at www.streetevents.com.

ABOUT Circuit City Stores, Inc.
Circuit City is a leading national retailer of brand-name consumer electronics, personal computers and entertainment software. With headquarters in Richmond, Va., Circuit City Stores, Inc. operates 611 Circuit City Superstores and 15 mall-based Circuit City Express stores, giving it more locations in more markets than any other consumer electronics specialty retailer. For more information, access the company's Web site at circuitcity.com.

FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements, which are subject to risks and uncertainties. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Circuit City Stores, Inc. Securities and Exchange Commission filings.


Contacts:
Ann Collier, Vice President of Financial and Public Relations, (804) 527-4058 Celeste Gunter, Director of Circuit City Investor Relations, (804) 418-8237